As filed with the Securities and Exchange Commission on September 13, 2012
Registration No. 333-182319

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
FORM S-3/A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Kandi Technologies, Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0363723
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(86 - 579) 82239856
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Hu Xiaoming, Chief Executive Officer
Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(86 - 579) 82239856
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Thomas Wardell, Esq.
Jeffrey Li, Esq.
McKenna Long & Aldridge LLP
303 Peachtree Street, NE, Suite 5300
Atlanta, Georgia 30308
(404) 527-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated	Accelerated	Non-accelerated filer [ ]	Smaller reporting
filer [ ]	filer [ ]	(Do not check if a smaller reporting	company [X]
company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Securities	To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee (2)
Common Stock, $0.001 par value per share	2,354,212	$2.65	$6,238,661.80	$714.95
TOTAL				$714.95(3)

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall register and be deemed to cover any additional shares of Common Stock of the Registrant which may be offered or become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $2.65, the average of the high and low reported sales prices of the Registrant's Common Stock on the NASDAQ Global Market on June 19, 2012.

(3)	Previously Paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-3, initially filed on June 25, 2012, and amended on August 29, 2012 (together, the “Previous Registration Statements”) is being filed solely to re-file Exhibit 5.1 to the Previous Registration Statements as set forth below in Item 16 of Part II. No changes have been made to Part I or Items 14, 15 or 17 of the Previous Registration Statements. Accordingly, they have been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Schedule

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Jinhua, China on the 13th day of September, 2012.

KANDI TECHNOLOGIES, CORP.

By:	/s/ Hu Xiaoming
Hu Xiaoming
Chairman of the Board of Directors, President and
Chief Executive Officer (Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hu Xiaoming	Chairman of the Board of Directors,	September 13, 2012
Hu Xiaoming	President and Chief Executive
Officer (Principal Executive Officer)

/s/ Zhu Xiaoying	Chief Financial Officer (Principal	September 13, 2012
Zhu Xiaoying	Financial Officer), Principal
Accounting Officer and Director

*	Director	September 13, 2012
Qian Jingsong

*	Director	September 13, 2012
Ni Guangzheng

*	Director	September 13, 2012
Jerry Lewin

*	Director	September 13, 2012
Henry Yu

*	Director	September 13, 2012
Chen Liming

* By: /s/ Hu Xiaoming_______
          as Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation (filed as Exhibit 3.1 to the Company’ s Registration Statement on Form SB-2, dated April 1, 2005; File No. 333-123735).
3.2	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 4.2 to the Company’s Form S-3, dated November 19, 2009; File No. 333-163222)
3.3	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company’s Form SB-2, dated April 1, 2005; File No. 333-123735).
4.1	Common Stock Specimen (filed as Exhibit 4.1 to the Company’s Registration Statement on Form SB-2/A dated June 2, 2005; 1934 Act File No. 333-120431).
5.1	Opinion of McKenna Long & Aldridge LLP.**
10.1	Share Exchange Agreement, dated February 13, 2012, by and among, Kandi Technologies Corp., KO NGA Investment Limited and each of the shareholders of KO NGA Investment Limited (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, dated May 15, 2012).
23.1	Consent of Independent Registered Public Accounting Firm (previously filed as Exhibit 23.1 to the Registration Statement on Form S-3, filed June 25, 2012 and Amendment No. 1 to the Registration Statement on Form S-3, filed August 29, 2012) (Registration No. 333-182319)).
23.2	Consent of McKenna Long & Aldridge LLP (included in legal opinion filed as Exhibit 5.1).**
24.1	Powers of Attorney (incorporated by reference to the Registration Statement on Form S-3 filed June 25, 2012) (Registration No. 333-182319)).

** Filed herewith

Exhibit 5.1

Albany	www.mckennalong.com	New York

Atlanta		Philadelphia

Brussels		Sacramento

Denver		San Diego

Los Angeles		San Francisco

Washington, DC

THOMAS WARDELL		EMAIL ADDRESS
(404) 527-4990		twardell@mckennalong.com

September 13, 2012

Board of Directors
Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016

Re: Amendment No.2 to Resale Registration Statement on Form S-3/A

Gentlemen:

We have acted as counsel to Kandi Technologies, Corp., a Delaware corporation (the “Company”), in connection with amendment No.2 to the resale registration statement (the “Registration Statement”) on Form S-3/A filed today by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale for time to time of up to 2,354,212 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), by those certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) pursuant to Rule 415 under the Securities Act. This opinion letter is being rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have examined such documents and considered such legal matters deemed by us to be relevant to this opinion letter and the Registration Statement, including the applicable statutory provisions and related rules and regulations of the Delaware General Corporation Law and the reported judicial decisions interpreting those laws, the Certificate of Incorporation of the Company, and the Amended and Restated Bylaws of the Company. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon, without independent verification or investigation of the accuracy or completeness thereof, certain representations of certain officers of the Company and the Selling Stockholders.

Board of Directors
September 13, 2012

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We do not express any opinion herein concerning any other laws. We are generally familiar with the Delaware General Corporation Law as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinion contained herein. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based upon the foregoing, and in reliance thereon, it is our opinion that the shares of Common Stock which are issued and outstanding and held by the Selling Stockholders are duly authorized, validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the resale of the Common Stock covered by the Registration Statement and except for its use in connection with such resale may not be furnished to, quoted from or relied upon by any person, firm, or corporation without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the paragraph immediately above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/McKenna Long & Aldridge LLP
McKenna Long & Aldridge LLP

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